Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

THERAVANCE, INC.

and

THERAVANCE BIOPHARMA, INC.

Dated as of [•], 2014

i

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”)  is entered into as of [•], 2014, by and between Theravance, Inc., a Delaware corporation (“Theravance”), and Theravance Biopharma, Inc., a Cayman corporation (“Biopharma”).  Theravance and Biopharma are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Article I.

RECITALS

WHEREAS, Theravance and Biopharma have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Theravance will be separated into two independent publicly-traded companies:  (a) Biopharma, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Biopharma Business, and (b) Theravance, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Theravance Business;

WHEREAS, on July 29, 2013, Theravance formed Biopharma as a wholly-owned subsidiary;

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently intend to effect (i) the transfer by Theravance to Biopharma of certain assets and liabilities related to the Biopharma Business (the “Contribution”); and (ii) the distribution by Theravance to the holders of outstanding shares of common stock, par value $0.01 per share, of Theravance, on a pro rata basis, of all of the outstanding shares of common stock, par value $0.00001 per share, of Biopharma, owned by Theravance as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of Biopharma common stock) (the “Distribution”); and

WHEREAS, the Parties desire to set forth their agreement on the rights and obligations, following the Distribution, of the members of the Theravance Group, on the one hand, and the members of the Biopharma Group, on the other hand, with respect to (a) handling and allocating United States federal, state and local and foreign Taxes in periods both before and after the Distribution Date, (b) Taxes resulting from transactions effectuated in connection with the Distribution, and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” has the meaning set forth in the Separation Agreement.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income

Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Audit” means any audit, assessment of Taxes, or other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Biopharma” has the meaning set forth in the first sentence of this Agreement.

“Biopharma Affiliate” means any previous, current or future Affiliate of Biopharma and/or one or more of its Affiliates.

“Biopharma Business” has the meaning given to the term “SpinCo Business” in the Separation Agreement.

“Biopharma Group” means Biopharma and each Biopharma Affiliate.

“Biopharma Group Member” means Biopharma, each Person that is or was an Biopharma Affiliate and each Person that becomes an Biopharma Affiliate after the Distribution.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Collaboration Agreement” has the meaning set forth in the Separation Agreement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.3.

“Dispute” has the meaning set forth in Section 8.3.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of Theravance, in its sole and absolute discretion.

“Employee Matters Agreement” means the Employee Matters Agreement entered into between Theravance and Biopharma as of the date hereof.

“Final Determination” means the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii)  a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code section 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such Tax for any Taxable Period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GSK” has the meaning set forth in the Collaboration Agreement.

“Income Tax” means any federal, state, local or foreign Tax based upon, measured by or calculated by reference to net income or profits, net receipts or gross receipts (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Indemnifiable Loss Deduction” has the meaning set forth in Section 5.3.

“Indemnified Loss” has the meaning set forth in Section 5.3.

“Indemnifying Party” has the meaning set forth in Section 5.3.

“Indemnitee” has the meaning set forth in Section 5.3.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“LLC Agreement” means the Limited Liability Company Agreement of Theravance Respiratory Company, LLC, as the same may be amended and restated from time to time.

“Owed Party” has the meaning set forth in Section 6.1.

“Owing Party” has the meaning set forth in Section 6.1.

“Party” has the meaning set forth in the second sentence of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution Period” means a Taxable Period (or portion thereof) beginning after the Distribution Date.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restated Tax Saving Amount” has the meaning set forth in Section 5.4.

“Representatives” has the meaning set forth in Section 8.7.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means a Taxable Period that begins on or before and ends after the Distribution Date.

“Strategic Alliance Agreement” has the meaning set forth in the Separation Agreement.

“Tax” and “Taxes” include all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer for any Taxable Period.  A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied or required to be supplied to, or filed or required to be filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Saving Amount” has the meaning set forth in Section 5.3.

“Tax Services” has the meaning set forth in Section 2.5(a).

“Taxable Period” means any period for which a liability for Tax is determined.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Theravance” has the meaning set forth in the first sentence of this Agreement.

“Theravance Affiliate” means any previous, current or future Affiliate of Theravance and/or one or more of its Affiliates, but excluding Biopharma and any Biopharma Affiliate.

“Theravance Business” has the meaning given to the term “ParentCo Business” in the Separation Agreement.

“Theravance Group” means Theravance and each Theravance Affiliate, but excluding any Biopharma Group Member.

“Theravance Group Member” means Theravance, each Person that is or was a Theravance Affiliate, and each Person that becomes a Theravance Affiliate after the Distribution, but excluding any Biopharma Group Member.

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1            Theravance’s Responsibility.  Except as may be provided in the LLC Agreement, Theravance shall have sole and exclusive responsibility for the preparation and filing of:

(a)        all Tax Returns that include only Theravance and/or any Theravance Affiliate; and

(b)        any Tax Returns required to be filed for a Taxable Period ending on or before, or that includes, the Distribution Date that are not otherwise described in Section 2.1 or Section 2.2.

Section 2.2            Biopharma’s Responsibility.  Except as may be provided in the LLC Agreement, Biopharma shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns that include only Biopharma and/or any Biopharma Affiliate.

Section 2.3            Agent.  Subject to the other applicable provisions of this Agreement, Biopharma hereby irrevocably designates, and agrees to cause each Biopharma Affiliate to so designate, Theravance as its sole and exclusive agent and attorney-in-fact to take such actions (including execution of documents) as are appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(b).  Notwithstanding the foregoing, Biopharma may participate at its own expense in any such Audit, and Theravance shall keep Biopharma updated as to any developments with respect to any such Audit in a timely manner.

Section 2.4            Manner of Tax Return Preparation.  Unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, the Separation Agreement and past practice.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.  For the avoidance of doubt, the Parties shall prepare and file all Tax Returns in a manner consistent with the characterization of the Distribution as a taxable transaction for U.S. federal income tax purposes, and not as a transaction governed by Section 355 of the Code.

Section 2.5            Tax Services.

(a)        In General.  It is the intention of the Parties that except as specifically provided herein, the Transition Services Agreement shall govern the provision of tax services by Biopharma to Theravance and the other members of the Theravance Group (the “Tax Services”).

(b)        Right to Review.  Theravance shall provide or cause to be provided any Tax Return (or portion or excerpt thereof relating exclusively to Biopharma or Biopharma Affiliates) to be filed by Theravance on behalf of Biopharma pursuant to this Agreement at least ten (10) business days prior to the due date of such Tax Return, including extensions.  Biopharma shall have the right to comment on any such Tax Return (or portion or excerpt thereof, as applicable), and Theravance shall reasonably consider Biopharma’s comments.

(c)        Information.  Theravance shall provide or cause to be provided to Biopharma copies of all Tax Returns (or portions or excerpts thereof relating exclusively to Biopharma or Biopharma Affiliates) filed on behalf of Biopharma, in each case within fifteen (15) days of filing pursuant to this Agreement, and shall promptly provide any notices or communications from any Taxing Authority relating to any Tax or Tax Return of Biopharma or an Biopharma Affiliate covered by the Tax Services.

(d)        List of Tax Returns.  As soon as practicable after the Distribution Date, but in any event within sixty (60) days, Theravance shall provide to Biopharma a list of all Tax Returns, if any, to be filed by Theravance on behalf of Biopharma or Biopharma Affiliates pursuant to Section 2.1(b).

ARTICLE III

LIABILITY FOR TAXES

Section 3.1            Theravance’s Liability.

(a)        Theravance shall be liable for all Taxes due with respect to all Tax Returns described in Section 2.1(a) or Section 2.1(b).  Theravance shall be entitled to receive and retain all Refunds of Taxes previously paid by Theravance or any Theravance Affiliates with respect to Taxes described in this Section 3.1.  For the avoidance of doubt, (i) Theravance shall be liable for all Taxes imposed on Theravance as result of the characterization of the Contribution and/or the Distribution as taxable transactions, in whole or in part, and (ii) Theravance shall not be obligated to make any payment to Biopharma with respect to the utilization of any Tax Asset created by the Biopharma Business.

Section 3.2            Biopharma’s Liability.  Biopharma shall be liable for all Taxes due with respect to Tax Returns described in Section 2.2.  Biopharma shall be entitled to receive and retain all Refunds of Taxes previously paid by Biopharma or any Biopharma Affiliates with respect to Taxes described in this Section 3.2.

ARTICLE IV

ALLOCATION

Section 4.1            Allocation of Tax Assets.

(a)        Theravance and Biopharma shall cooperate, each at its own expense, in determining the allocation of any Tax Assets or Tax liabilities among the Parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws).  In the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities.  Theravance and Biopharma hereby agree to compute all Taxes for Post-Distribution Periods and Straddle Periods consistently with the determinations made pursuant to this Section 4.1 unless otherwise required by a Final Determination.

(b)                       To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Periods of either the Theravance Group or the Biopharma Group, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.1(a).

ARTICLE V

INDEMNIFICATION

Section 5.1                                    Generally.  The Theravance Group shall jointly and severally indemnify Biopharma, each Biopharma Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Theravance or any Theravance Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or result from the failure of Theravance or any director, officer or employee to make any payment required to be made under this Agreement.  The Biopharma Group shall jointly and severally indemnify Theravance, each Theravance Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Biopharma or any Biopharma Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Biopharma, any Biopharma Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

Section 5.2                                    Inaccurate, Incomplete or Untimely Information.  The Theravance Group shall jointly and severally indemnify Biopharma, each Biopharma Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Theravance or any Theravance Affiliate in supplying Biopharma or any Biopharma Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.  The Biopharma Group shall jointly and severally indemnify Theravance, each Theravance Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Biopharma or any Biopharma Affiliate in supplying Theravance or any Theravance Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

Section 5.3                                    Adjustments to Payments.  Any Party that is entitled to receive a payment (the “Indemnitee”) under this Agreement from another Party (the “Indemnifying Party”) with respect to any Taxes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an “Indemnified Loss”) shall pay to such Indemnifying Party, or the Indemnifying Party shall pay to the Indemnitee, as applicable, an amount equal to the difference between any “Tax Saving Amount” actually realized by the Indemnitee in the year of the payment and the amount of the Indemnified Loss.  For purposes of this Section 5.3, the “Tax Saving Amount” shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received by the Indemnitee (net of Tax) from a Taxing Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the “Indemnifiable Loss Deduction”).

Section 5.4                                    Reporting of Indemnifiable Loss.  In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is more likely than not to be sustained with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than a United States federal, state or local Tax Return.  Except as otherwise provided in this Agreement, the Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided that the Indemnitee shall consult with, and provide the Indemnifying Party with a reasonable opportunity to review and comment on the portion of the Indemnitee’s Tax Return relating to the Indemnified Loss.  If a Dispute arises between the Indemnitee and the Indemnifying Party as to whether a deduction or tax position with respect to an Indemnified Loss is “more likely than not” (with respect to United States federal, state and local Tax Returns) to be sustained or similar appropriate authoritative support (with respect to any Tax Return other than a United States federal, state or local Tax Return) for the claiming of an Indemnifiable Loss Deduction, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 8.3.  Theravance and Biopharma shall act in good faith to coordinate their Tax Return filing positions with respect to the Taxable Periods that include an Indemnifiable Loss Deduction.  Any Tax Saving Amount calculated under Section 5.3 hereof shall be adjusted in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee.  The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit.  Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 5.3 hereof, taking into account the Final Determination (the “Restated Tax Saving Amount”).  If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnifying Party an amount equal to the difference between such amounts.  If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay to the Indemnitee an amount equal to the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

Section 5.5                                    No Indemnification for Tax Items.  Nothing in this Agreement or any other ancillary document shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of any Party.

Section 5.6                                    Double Recovery.  Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification hereunder for any amount to the extent such Party has otherwise been reimbursed for such amount.

ARTICLE VI

PAYMENTS

Section 6.1                                    In General.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Article VI.  All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.2                                    Treatment of Payments.  Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to the other Party (other than payments of interest pursuant to Section 6.5 and payments of After Tax Amounts pursuant to Section 6.4) pursuant to this Agreement shall be treated for all Tax as payments made immediately prior to the Distribution.

Section 6.3                                    Prompt Performance.  All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 6.4                                    After Tax Amounts.  If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.5) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.5 on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount.  A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount.  However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 6.5                                    Interest.  If an Owing Party fails to make any payment pursuant to this Agreement within the period prescribed for such payment in this Agreement, such Owing Party shall be obligated to pay, in addition to the amount otherwise due, interest on such amount at a rate per annum equal to five percent (5%).  Such interest shall be payable at the same time as the payment to which it relates.

ARTICLE VII

TAX PROCEEDINGS

Section 7.1                                    Audits.  Except as otherwise provided in Section 7.3, the Party responsible for preparing and filing a Tax Return pursuant to Article II shall have the right to control, contest, and represent the interests of itself and any of its Affiliates in any Audit relating to such Tax Return and shall bear all costs related thereto.

Section 7.2                                    Notice.  Within twenty (20) business days after a Party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall notify the other Party of such issue, and thereafter shall promptly forward to the other Party copies of notices and material communications with any Taxing Authority relating to such issue.  The failure of one Party to notify the other Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in this Agreement shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Taxable Period, except to the extent that such other Party’s rights under this Agreement are materially prejudiced by such failure.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1                                    Effectiveness.  This Agreement shall become effective on                                 .

Section 8.2                                    Cooperation and Exchange of Information.

(a)                       Cooperation.  Theravance and Biopharma shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement.  Such cooperation shall include, without limitation:

(i)             the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding earnings and profits and the ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings, closing agreements or other determinations by Taxing Authorities;

(ii)          providing Biopharma access to Theravance’s tax software in order to input relevant data and otherwise prepare and file all Tax Returns for which Biopharma is responsible pursuant to Section 2.2;

(iii)       the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Biopharma Group or the Theravance Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied or any power of attorney required by the applicable Taxing Authority to be provided by one Party to another Party for the performance by such other Party of acts required or permitted under this Agreement; and

(iv)      the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each Party shall use reasonable best efforts to comply in connection with the foregoing matters within ten (10) business days or such shorter period as may be required by the applicable Taxing Authority or otherwise in connection with any Audit.  Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters, at the expense of the requesting Party.

(b)                       Failure to Perform.  If a Party materially fails to comply with any of its obligations set forth in Section 8.2(a) upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

Section 8.3                                    Dispute Resolution.  Unless otherwise agreed by the Parties, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) which arises between Theravance and Biopharma shall be resolved pursuant to this Section 8.3.  The Dispute shall first be negotiated between the appropriate senior executives of Theravance and Biopharma who shall have the authority to resolve the matter.  Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Theravance or Biopharma, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.”  If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute

Resolution Commencement Date, then Theravance and Biopharma shall jointly retain a nationally recognized accounting firm reasonably acceptable to both Parties to resolve the Dispute.  The accounting firm selected by the Parties shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved.  Following the decision of such accounting firm, Theravance and Biopharma shall each take or cause to be taken any action necessary to implement the decision of such accounting firm.  Theravance and Biopharma shall share equally the administrative costs of the arbitration and such accounting firm’s fees, disbursements and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

Section 8.4                                    Changes in Law.

(a)                       Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)                       If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.5                                    Confidentiality.  Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.5.  Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.6                                    Affiliates.

(a)                       Theravance shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other Theravance Group Member; provided that if it is contemplated that a Theravance Group Member may cease to be controlled, directly or indirectly, by Theravance as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Theravance Group to the shareholders of Theravance, then Theravance may request in writing no later than thirty (30) days prior to such cessation that Biopharma execute a release of such Theravance Group Member from its obligations under this Agreement effective as of such transfer, provided that Theravance shall succeed to the rights of such Theravance Group Member under this Agreement and shall have confirmed in writing the obligations of Theravance and the remaining Theravance Group Members with respect to their own obligations and the obligations of the departing Theravance Group Member, and that such departing Theravance Group Member shall have executed a release of any rights it may have against Biopharma by reason of this Agreement.

(b)                       Biopharma shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any other member of the Biopharma Group; provided that if it is contemplated that member of the Biopharma Group may cease to be controlled, directly or indirectly, by Biopharma as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Biopharma Group to the shareholders of Biopharma, then Biopharma may request in writing no later than thirty (30) days prior to such cessation that Theravance execute a release of such member of the Biopharma  Group from its obligations under this Agreement effective as of such transfer, provided that Biopharma shall succeed to the rights of such member of the Biopharma Group under this Agreement and shall have confirmed in writing the obligations of Biopharma and the remaining members of the Biopharma Group with respect to their own obligations and the obligations of the departing member of the Biopharma Group, and that such departing member of the Biopharma Group shall have executed a release of any rights it may have against Theravance by reason of this Agreement.

Section 8.7                                    GSK Agreements.  Notwithstanding any other provision contained herein, Theravance shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives (collectively, “Representatives”) not to, take (or omit to take) any action (including, without limitation, the disclosure of any information to Biopharma or any of its Representatives), that is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any Theravance confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  To the extent that Biopharma or any of its Representatives becomes aware or believes that it has or may have received from Theravance or any of its Representatives Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK, it will promptly notify Theravance in writing, will follow any reasonable instructions from Theravance with respect to the return or destruction of such information, and will not use or disclose such information unless Theravance confirms that it is not Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK.  Each party agrees and understands that monetary damages would not adequately compensate the non-breaching party for a breach of this Section 8.7, that this Section 8.7 shall, to the fullest extent permitted by law, be specifically enforceable, and that any breach or threatened breach of this Section 8.7 shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, Theravance and Biopharma waive, to the fullest extent permitted by law, any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  Notwithstanding any other provision contained herein, Biopharma acknowledges and agrees that it has no rights to any non-public information under the Collaboration Agreement and/or the Strategic Alliance Agreement, the disclosure of which by Theravance or any of its Representatives to Biopharma or any of its Representatives is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any Theravance confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  Notwithstanding anything else to the contrary, in the event of any conflict between this Section 8.7, or any covenant, right, agreement, obligation or duty of Theravance or Biopharma (or any of their respective Representatives)under this Section 8.7, on the one hand, and any other provision of this Agreement, or any attachment hereto or any covenant, right, agreement, obligation or duty of Theravance or Biopharma (or any of their respective Representatives)thereunder, on the other hand, this Section 8.7 shall govern and supersede such other provision, attachment, covenant, agreement, obligation or duty. Each party will be liable for breach of this Section 8.7 by any of its Representatives.

Section 8.8                                    Authority.  Each of the Parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.9                                    Setoff.  All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

Section 8.10                             Amendments and Waivers.

(a)                       This Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)                       Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 8.11                             Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.12                             Third-Party Beneficiaries.  Except as provided in Article V relating to Indemnitees, this Agreement is solely for the benefit of Theravance, the Theravance Affiliates, Biopharma and the Biopharma Affiliates, and shall not be deemed to confer upon any other third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.13                             Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.4 of the Separation Agreement.

Section 8.14                             Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 8.15                             Severability.  If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.  If any provision in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 8.16                             Assignability; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may be enforced separately by each member of the Theravance Group and each member of the Biopharma Group.

Section 8.17                             Governing Law  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.18                             Construction.  This Agreement shall be construed as if jointly drafted by the Parties, and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing.  The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 8.19                             Titles and Headings.  Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.20                             Coordination with Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employment Taxes are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.21                             Conflict or Inconsistency Between Agreements.  Except as provided in Section 8.20, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of either the Separation Agreement or any of the other Ancillary Agreements, the applicable provisions of this Agreement shall prevail.

[Signature Page Follows]

WHEREFORE, the Parties have signed this Tax Matters Agreement effective as of the date first set forth above.

THERAVANCE, INC., on behalf of itself and the Theravance Affiliates

By:
Name:
Title:

THERAVANCE BIOPHARMA, INC., on behalf of itself and the Biopharma Affiliates

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]